                                                                    EXHIBIT 11.1


                   CALCULATION OF NET INCOME PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                        For the three
                                        months ended
                                          March 31,
                                     -------------------
                                       1997       1996
                                     ---------  --------

Net income.........................    $ 6,199  $ 3,716

Dividends paid on preferred stock..          -     (766)
                                       -------  -------

Amount available to common
   shareholders....................    $ 6,199  $ 2,950
                                       =======  =======

Weighted average number of common
   shares outstanding..............     36,627   29,618
                                       =======  =======

Net income per common share........    $  0.17  $  0.10
                                       =======  =======


           CALCULATION OF WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                              For the three
                                              months ended
                                                March 31,
                                            -----------------
                                              1997      1996
                                            --------   ------

Shares outstanding from beginning of
  period..................................  35,217     28,150

332 stock options exercised in the
  three months ended March 31, 1997.......      18          -

103 stock options exercised in the three
  months ended March 31, 1996.............       -          8

Common stock equivalents of
 stock options and warrants/ (1)/.........   1,392      1,460
                                            ------     ------
                                            36,627     29,618
                                            ======     ======

/(1)/The calculation of common stock equivalents of stock options and warrants is based on the "Treasury Method" as detailed in Accounting Principles Board Opinion No. 15.